UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2017

CarGurus, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-38233 (Commission File Number)	04-3843478 (IRS Employer Identification Number)

2 Canal Park, 4th Floor Cambridge, MA	02141
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 354-0068

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).                                  Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 16, 2017, the amended and restated certificate of incorporation (the “Restated Certificate”) of CarGurus, Inc. (the “Company”) filed with the Secretary of State of the State of Delaware became effective in connection with the closing of the Company’s initial public offering (the “IPO”) of shares of the Company’s Class A common stock, par value $0.001 (the “Class A Common Stock”). The Company’s board of directors and stockholders previously approved the Restated Certificate to be filed in connection with the closing of the IPO, and to be effective immediately following the mandatory conversion of the outstanding preferred stock of the Company into Class A Common Stock and Class B common stock, par value $0.001 per share (the “Class B Common Stock”) and the further mandatory conversion of such Class B Common Stock into Class A Common Stock occurring pursuant to Part C, Subsection 5.1, of Article FOURTH of the Third Amended and Restated Certificate of Incorporation (the “Effective Time”).

The Restated Certificate amends and restates the Company’s Third Amended and Restated Certificate of Incorporation in its entirety to, among other things: (i) revise the authorized capital stock of the Company to consist of 500,000,000 shares of Class A Common Stock, 100,000,000 shares of Class B Common Stock, and 10,000,000 shares of preferred stock, par value $0.001 per share; (ii) establish a classified board of directors, divided into three classes, each of whose members will serve for staggered three-year terms; (iii) provide that, as of the first date after the Effective Time on which the votes applicable to the Class A Common Stock and Class B Common Stock controlled by Langley Steinert, including the power (whether exclusive or shared) to vote or direct the voting of any such shares by proxy, voting agreement or otherwise, represent less than a majority of the votes applicable to all then outstanding shares of Class A Common Stock and Class B Common Stock (the “Threshold Date”), directors may be removed from office only for cause and only by the affirmative vote of the holders of at least 66-2/3% of the votes that all of the Company’s stockholders would be entitled to cast for the election of directors; (iv) provide that, after the Threshold Date, any vacancy on the Company’s board of directors, including a vacancy resulting from an enlargement of its board of directors, may be filled only by vote of a majority of directors then in office; (v) eliminate the ability of the Company’s stockholders to take action by written consent in lieu of a meeting and call special meetings of stockholders from and after the Threshold Date; and (vi) provide that the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee or stockholder of the Company to the Company or its stockholders, (c) any action asserting a claim arising pursuant to any provision of the General Corporation Law, the Restated Certificate or the Amended and Restated By-Laws (as defined below), (d) any action to interpret, apply, enforce or determine the validity of this Restated Certificate or the Amended and Restated By-Laws or (e) any action asserting a claim against the Company, its directors, officers or other employees or agents governed by the internal affairs doctrine.

The foregoing description of the Restated Certificate is qualified by reference to the Restated Certificate, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

On October 16, 2017, in connection with the closing of the IPO, amended and restated by-laws of the Company (the “Amended and Restated By-Laws”), previously approved by the Company’s board of directors to become effective immediately following the closing of the IPO, became effective. The Amended and Restated By-Laws amend and restate the Company’s bylaws in their entirety to, among other things: (i) eliminate the ability of the Company’s stockholders to take action by written consent in lieu of a meeting and call special meetings of stockholders from and after the Threshold Date; (ii) establish procedures relating to the presentation of stockholder proposals at stockholder meetings; (iii) establish procedures relating to the nomination of candidates for election to the Company’s board of directors; and (iv) conform to the amended provisions of the Restated Certificate.

The foregoing description of the Amended and Restated By-Laws is qualified by reference to the Amended and Restated By-Laws, a copy of which is attached hereto as Exhibit 3.2 and is incorporated herein by reference.

Item 8.01  Other Events.

On October 16, 2017, the Company completed its IPO of 10,810,000 shares of its Class A Common Stock at a price to the public of $16.00 per share, which includes the exercise in full by the underwriters of the offering of their option to purchase an additional 1,410,000 shares of the Company’s Class A Common Stock. A copy of the press release announcing the closing of the IPO is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

3.1	Amended and Restated Certificate of Incorporation of CarGurus, Inc.

3.2	Amended and Restated By-Laws of CarGurus, Inc.

99.1	Press Release of CarGurus, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARGURUS, INC.

Date: October 16, 2017	By:	/s/ Jason Trevisan
Jason Trevisan
Chief Financial Officer and Treasurer

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